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[LOGO] MIIX

TO OUR INVESTORS:

2002 was a year of transformation for our Company from an insurer underwriting risks to a company providing non-risk bearing management and consulting services to the medical professional liability insurance industry. The many factors which caused this transformation are discussed in detail in our Annual Report on Form 10-K, which you should read carefully.

Last year we were confronted with a situation where MIIX Insurance Company could not continue to write insurance due to the size of the losses it had incurred in 2000 and 2001. These successive years of net losses were primarily due to an unprecedented increase in the severity of jury awards and settlements as well as expenses associated with defending claims. In fact, the average amount MIIX Insurance Company paid out per case in New Jersey has increased by 88% in just the last five years. MIIX Insurance Company was one of many professional liability insurance companies in New Jersey and across the country reporting net operating losses during this time period.

Our primary responsibility was finding the most effective way to return value to MIIX Group stockholders over a period of only months. We retained an investment banking firm to solicit potential investors and acquirers. We determined that placing MIIX Insurance Company into voluntary solvent runoff and selling certain assets of our subsidiaries was the best option available.

To implement the Company's revised business plan, the assets of our leasing subsidiary and certain renewal rights were sold and we entered into management services and license agreements with MIIX Advantage Insurance Company of New Jersey, a new medical professional liability insurance company that entered the New Jersey market in September 2002. The economic value of the runoff operations
- including revenue from the management services contract, sale of renewal rights associated with the New Jersey physicians' book, and other licensing and financial agreements with MIIX Advantage - continues to preserve stockholder value for our company.

The Company's losses in 2002 are reflective of the turbulent legal and medical economic environments in the states where the Company wrote the majority of its business. Results reflect gross reserve adjustments, which are directly attributable to the continuing upward trend of loss severities to unprecedented levels.

For the twelve months ended December 31, 2002, the Company incurred a net operating loss of $107.5 million, compared with a net operating loss of $149.6 million for the twelve months ended December 31, 2001. The reserve adjustments associated with the New Jersey physician market primarily relate to accident years prior to 1999 when the Company undertook a significant effort to restructure its book of business. The Company now holds gross loss and loss adjustment expense reserves of $1.15 billion, as the total inventory of known claims continues to drop but severity continues to increase. We remain committed to providing a rigorous defense to our policyholders, and we believe that our current gross reserve level is adequate to meet anticipated future claim activity.

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IMPLEMENTING OUR STRATEGY TO MAINTAIN FINANCIAL STABILITY

We have made progress in meeting our objectives for the year: first, managing run-off operations prudently and efficiently to protect stockholder value and prior years' insureds; and second, building our insurance management services and related consulting businesses.

The contracts with MIIX Advantage provide an ongoing base of service revenues to our Company. The Company is currently seeking to grow its related consulting business by providing similar services to self-funded and other healthcare provider owned insurers. We believe that there are a number of opportunities to offer claims and other administrative services to hospitals and group practices that are seeking alternative risk transfer options, such as captives, risk retention groups and self insurance. The goal of this initiative is to generate returns on the significant franchise value inherent in the Company's longstanding history, infrastructure and experience.

We continue to seek to reduce costs, and, where possible, ongoing exposures to loss. Fourth quarter underwriting costs were down more than 60% from the fourth quarter 2001, reflecting the cost reduction programs implemented earlier in the year, including employee lay-offs. The Company also commuted insurance policies with one Pennsylvania hospital group in the fourth quarter and will continue to pursue other means of reducing loss exposures.

As noted above, we reacted quickly and decisively to a very real crisis by implementing a business plan that is intended to preserve stockholder value. This was accomplished by providing the Company with a continuing source of income and realizing values for assets that might otherwise have been valueless.

THE VOLATILE MEDICAL MALPRACTICE ENVIRONMENT

We are currently operating in the most volatile medical malpractice environment in recent history. There are at least 18 states feeling the serious effects of a medical malpractice insurance crisis, including New Jersey, Pennsylvania, Ohio and New York. A crisis is also looming in as many as 27 other states. As a result of this environment, the Company faces many business and financial challenges which are described in our Annual Report on Form 10-K.

The problem is of such magnitude that President Bush made the medical malpractice crisis a key component of his State of the Union address. Pennsylvania's Governor Rendell began addressing his state's medical malpractice crisis before he officially took office. Doctors across the country are publicly protesting the impact of the current system, and the U.S. House of Representatives, on March 13, 2003, passed legislation to, among other things, impose a cap on non-economic damages.

In certain markets where the Company has ceased writing new policies but continues to defend physicians, specifically the states of New Jersey, Ohio, Texas and Pennsylvania, legislation is either pending or being developed to impose caps on jury awards and otherwise relieve the upward pressure on rates.

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The severity of claims paid out by the Company's insurance subsidiaries continues to increase. In February, 2003, we experienced a $24.2 million jury verdict in Philadelphia which is reflected in our fourth quarter financials. These unpredictable and extraordinary jury awards drive up settlement values of similar cases and remove the stability that is essential in setting rates and reserves.

The Company will continue its advocacy on behalf of meaningful tort reform - including caps on non-economic damages, stringent requirements for expert witnesses, and a reduced statute of limitations - as the central long-term solution to the growing crisis in the medical professional liability insurance industry.

MAINTAINING VIGILANCE AND PROTECTING STOCKHOLDER VALUE

While future results, particularly with respect to loss reserves, cannot be predicted with confidence due to rapidly changing conditions, we are striving to protect stockholder value. The Company will continue to work with the New Jersey Department of Banking and Insurance to ensure the continuance of a solvent runoff. Additionally, we will propose to the New Jersey Department of Banking and Insurance that the Company be allowed to expand its third party operations, including service and consulting arrangements with insurers and other healthcare providers. We cannot know today if we will be successful in our efforts, as the Company faces many risks and uncertainties, which are discussed in detail in the Company's Annual Report on Form 10-K. Some of the risks and uncertainties include the possibility that we will sustain significant adverse jury verdicts, be required to further increase reserves, or fail to obtain approval from the regulatory authorities required to avoid mandatory control and engage in new business efforts.

We are committed to a balanced and agile business strategy that we expect will support our ability to serve our stockholders while meeting our obligations to prior years' insureds. As the MIIX Group continues its transformation, we remain confident that our management team has the vision and experience that we believe will protect and improve shareholder value in the near term. We look forward to working closely with our investors and serving our policyholders as we move the Company towards a stable future.

Sincerely,

/s/ Patricia A. Costante

Patricia A. Costante
Chairman & Chief Executive Officer